The information in this preliminary pricing supplement is not complete and may be changed. We may not sell these Securities until the pricing supplement, the GEARS Strategies product supplement, the index supplement and the accompanying prospectus (collectively, the “Offering Documents”) are delivered in final form. The Offering Documents are not an offer to sell these Securities and we are not soliciting offers to buy these Securities in any state where the offer or sale is not permitted.

Subject to Completion

PRELIMINARY PRICING SUPPLEMENT

Dated February 23, 2018

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-204908

(To Prospectus dated April 29, 2016,

Index Supplement dated April 29, 2016

and Product Supplement dated May 2, 2016)

UBS AG $• Capped Trigger GEARS
Linked to the Bloomberg Commodity Index 3 Month ForwardSM due on or about February 26, 2021

Investment Description

UBS AG Capped Trigger GEARS (the “Securities”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “issuer”) linked to the performance of the Bloomberg Commodity Index 3 Month ForwardSM (the “underlying asset”). The amount you receive at maturity will be based on the direction and percentage change in the level of the underlying asset from the trade date to the final valuation date (the “underlying return”) and whether the closing level of the underlying asset on the final valuation date (the “final level”) is less than the downside threshold. If the underlying return is positive, UBS will pay you a cash payment per Security equal to the principal amount plus a percentage return equal to the lesser of (a) the underlying return multiplied by the upside gearing and (b) the maximum gain. If the underlying return is zero or negative and the final level is equal to or greater than the downside threshold, at maturity UBS will pay you a cash payment per Security equal to the principal amount. If, however, the final level is less than the downside threshold, UBS will pay you a cash payment per Security that is less than the principal amount, if anything, resulting in a percentage loss on your initial investment equal to the underlying return and, in extreme situations, you could lose all of your initial investment. Investing in the Securities involves significant risks. The Securities do not pay interest. You may lose a significant portion or all of your initial investment. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose all of your initial investment.

Features

❑	Enhanced Exposure to Positive Underlying Return, up to the Maximum Gain: At maturity, the Securities provide exposure to any positive underlying return multiplied by the upside gearing, up to the maximum gain.
❑	Contingent Repayment of Principal at Maturity with Potential for Full Downside Market Exposure: If the underlying return is zero or negative and the final level is equal to or greater than the downside threshold, at maturity, UBS will pay you a cash payment per Security equal to the principal amount. If, however, the underlying return is negative and the final level is less than the downside threshold, UBS will pay you a cash payment per Security that is less than the principal amount, if anything, resulting in a percentage loss on your initial investment equal to the underlying return and, in extreme situations, you could lose all of your initial investment. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates*

Trade Date	February 26, 2018
Settlement Date	February 28, 2018
Final Valuation Date	February 24, 2021
Maturity Date	February 26, 2021
*	Expected. See page 2 for additional details.

Notice to investors: the Securities are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the principal amount of the Securities at maturity, and the Securities may have the same downside market risk as the underlying asset. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Securities if you do not understand or are not comfortable with the significant risks involved in investing in the Securities.

You should carefully consider the risks described under “Key Risks” beginning on page 3 and under “Risk Factors” beginning on page PS-24 of the GEARS Strategies product supplement before purchasing any Securities. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on your Securities. You may lose a significant portion or all of your initial investment in the Securities. The Securities will not be listed or displayed on any securities exchange or any electronic communications network.

Security Offering

These preliminary terms relate to the Securities. The return on the Securities is subject to, and will not exceed, the “maximum gain” or the corresponding “maximum payment at maturity per Security.” The final terms for the Securities will be set on the trade date. The Securities are offered at a minimum investment of $1,000, or 100 Securities at $10 per Security, and integral multiples of $10 in excess thereof.

Underlying Asset	Bloomberg Ticker	Maximum Gain	Maximum Payment at Maturity per Security	Upside Gearing	Initial Level	Downside Threshold	CUSIP	ISIN
Bloomberg Commodity Index 3 Month ForwardSM	BCOMF3	27.00%	$12.70	2.0	•	80% of the Initial Level	90280Y495	US90280Y4952

The estimated initial value of the Securities as of the trade date is expected to be between $9.50 and $9.75. The range of the estimated initial value of the Securities was determined on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” on page 4 herein.

See “Additional Information about UBS and the Securities” on page ii. The Securities will have the terms specified in the GEARS Strategies product supplement relating to the Securities, dated May 2, 2016, the accompanying prospectus and this document.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this document, the GEARS Strategies product supplement, the index supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Securities	Issue Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the Bloomberg Commodity Index 3 Month ForwardSM	$•	$10.00	$•	$0.25	$•	$9.75

UBS Financial Services Inc.	UBS Investment Bank

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Securities and an index supplement for various securities we may offer, including the Securities), with the Securities and Exchange Commission (the “SEC”), for the Securities to which this document relates. Before you invest, you should read these documents and any other documents relating to the Securities that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you the prospectus, the GEARS Strategies product supplement and the index supplement if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	GEARS Strategies product supplement dated May 2, 2016: http://www.sec.gov/Archives/edgar/data/1114446/000119312516572551/d179602d424b2.htm
♦	Index supplement dated April 29, 2016: http://www.sec.gov/Archives/edgar/data/1114446/000119312516569883/d163530d424b2.htm
♦	Prospectus dated April 29, 2016: http://www.sec.gov/Archives/edgar/data/1114446/000119312516569341/d161008d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries and references to “Securities” refer to the Capped Trigger GEARS that are offered hereby, unless the context otherwise requires. Also, references to the “GEARS Strategies product supplement” mean the UBS product supplement, dated May 2, 2016, references to the “index supplement” mean the UBS index supplement, dated April 29, 2016 and references to “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated April 29, 2016.

This document, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including all other prior pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” herein and in “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Securities.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

Investor Suitability

The Securities may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of all of your initial investment.
♦	You can tolerate a loss of a significant portion or all of your initial investment and are willing to make an investment that may have the same downside market risk as the underlying asset or the futures contracts on physical commodities comprising the underlying asset (the “constituent commodities”).
♦	You believe that the level of the underlying asset will appreciate over the term of the Securities and that the percentage of appreciation, when multiplied by the upside gearing, is unlikely to exceed the maximum gain indicated on the cover hereof.
♦	You understand and accept that your potential return is limited to the maximum gain and you would be willing to invest in the Securities based on the maximum gain indicated on the cover hereof.
♦	You would be willing to invest in the Securities based on the downside threshold and the upside gearing indicated on the cover hereof.
♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying asset.
♦	You do not seek current income from your investment.
♦	You understand and are willing to accept the risks associated with the underlying asset.
♦	You are willing to hold the Securities to maturity and accept that there may be little or no secondary market for the Securities.
♦	You are willing to assume the credit risk of UBS for all payments under the Securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.
♦	You understand that the estimated initial value of the Securities determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Securities, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Securities may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of all of your initial investment.
♦	You require an investment designed to provide a full return of principal at maturity.
♦	You cannot tolerate a loss of a significant portion or all of your initial investment or are unwilling to make an investment that may have the same downside market risk as the underlying asset or the constituent commodities.
♦	You believe that the level of the underlying asset will decline during the term of the Securities and that the final level is likely to be less than the downside threshold on the final valuation date, or you believe that the level of the underlying asset will appreciate over the term of the Securities by more than the maximum gain indicated on the cover hereof.
♦	You seek an investment that has unlimited return potential without a cap on appreciation or you are unwilling to invest in the Securities based on the maximum gain indicated on the cover hereof.
♦	You would be unwilling to invest in the Securities based on the downside threshold or the upside gearing indicated on the cover hereof.
♦	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying asset.
♦	You do not understand or are not willing to accept the risks associated with the underlying asset.
♦	You seek current income from your investment.
♦	You are unable or unwilling to hold the Securities to maturity or you seek an investment for which there will be an active secondary market.
♦	You are not willing to assume the credit risk of UBS for all payments under the Securities, including any repayment of principal.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should review “Information About the Underlying Asset” herein for more information on the underlying asset. You should also review “Key Risks” herein and the more detailed “Risk Factors” in the GEARS Strategies product supplement for risks related to an investment in the Securities.

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Preliminary Terms

Issuer	UBS AG, London Branch
Principal Amount	$10 per Security
Term(1)	Approximately 3 years. In the event that we make any change to the expected trade date and settlement date, the calculation agent may adjust the final valuation date and maturity date to ensure that the stated term of the Securities remains the same.
Underlying Asset	Bloomberg Commodity Index 3 Month ForwardSM
Maximum Gain	27.00%
Maximum Payment at Maturity per Security	$12.70
Upside Gearing	2.0
Payment at Maturity (per Security)(1)	If the underlying return is positive, UBS will pay you an amount in cash equal to:
$10 × (1 + the lesser of (a) Underlying Return × Upside Gearing and (b) Maximum Gain)
If the underlying return is zero or negative and the final level is equal to or greater than the downside threshold, UBS will pay you an amount in cash equal to: Principal Amount of $10
If the underlying return is negative and the final level is less than the downside threshold, UBS will pay you an amount in cash that is less than your principal amount, if anything, equal to:
$10 × (1 + Underlying Return) In this scenario, you will suffer a percentage loss on your initial investment equal to the underlying return.
Underlying Return	The quotient, expressed as a percentage, of the following formula: Final Level − Initial Level Initial Level
Initial Level(2)	The closing level of the underlying asset on the trade date.
Final Level(1)(2)	The closing level of the underlying asset on the final valuation date.
Downside Threshold(2)	A specified level of the underlying asset that is less than the initial level, equal to a percentage of the initial level as indicated on the cover hereof.
(1)	The calculation agent may determine an early termination payment following an early termination of the Securities upon a change in law event, each as defined and described further under “Early Termination following a Change in Law” herein.
(2)	As determined by the calculation agent and as may be adjusted as described under “General Terms of the Securities — Discontinuance of or Adjustment to an Underlying Index; Alteration of Method of Calculation”, as described in the GEARS Strategies product supplement.

Investment Timeline

Trade Date	The initial level is observed. The final terms of the Securities are set.
¯
Maturity Date

The final level is observed on the final valuation date and the underlying return is calculated.

If the underlying return is positive, UBS will pay you an amount in cash per Security equal to:

$10 × (1 + the lesser of (a) Underlying Return × Upside Gearing and (b) Maximum Gain)

If the underlying return is zero or negative and the final level is equal to or greater than the downside threshold, UBS will pay you an amount in cash per Security equal to:

Principal Amount of $10

If the underlying return is negative and the final level is less than the downside threshold, UBS will pay you an amount in cash per Security that is less than your principal amount, if anything, equal to:

$10 × (1 + Underlying Return)

In this scenario, you will suffer a percentage loss on your initial investment equal to the underlying return.

Investing in the Securities involves significant risks. You may lose a significant portion or all of your initial investment. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose all of your initial investment.

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Key Risks

An investment in the Securities involves significant risks. Some of the key risks that apply to the Securities are summarized here, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the GEARS Strategies product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦	Risk of loss at maturity — The Securities differ from ordinary debt securities in that UBS will not necessarily repay the principal amount of the Securities. UBS will pay you the principal amount of your Securities in cash at maturity only if the final level is equal to or greater than the downside threshold. If the underlying return is negative and the final level is less than the downside threshold, you will lose a percentage of your principal amount equal to the underlying return and, in extreme situations, you could lose all of your initial investment.
♦	The contingent repayment of principal applies only at maturity — You should be willing to hold your Securities to maturity. The stated payout by the issuer is available only if you hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the then-current level of the underlying asset is equal to or greater than the downside threshold.
♦	The upside gearing applies only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the upside gearing, and the percentage return you realize may be less than the then-current underlying return multiplied by the upside gearing, even if such return is positive and does not exceed the maximum gain. You can receive the full benefit of the upside gearing, subject to the maximum gain, only if you hold your Securities to maturity.
♦	Your potential return on the Securities is limited to the maximum gain — The return potential of the Securities is limited to the maximum gain. Therefore, you will not benefit from any positive underlying return in excess of an amount that, when multiplied by the upside gearing, exceeds the maximum gain and your return on the Securities may be less than it would be in a hypothetical direct investment in the underlying asset.
♦	No interest payments — UBS will not pay any interest with respect to the Securities.
♦	Credit risk of UBS — The Securities are unsubordinated, unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS' actual and perceived creditworthiness may affect the market value of the Securities. If UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose all of your initial investment.
♦	Greater expected volatility generally indicates an increased risk of loss at maturity — “Volatility” refers to the frequency and magnitude of changes in the level of the underlying asset. The greater the expected volatility of the underlying asset as of the trade date, the greater the expectation is as of the that date that the final level of the underlying asset could be less than the downside threshold, and as a consequence, indicates an increased risk of loss. However, the underlying asset's volatility can change significantly over the term of the Securities, and a relatively lower downside threshold may not necessarily indicate that the Securities have a greater likelihood of a return of principal at maturity. You should be willing to accept the downside market risk of the underlying asset and the potential to lose a significant portion or all of your initial investment.
♦	Market risk — The return on the Securities, which may be negative, is directly linked to the performance of the underlying asset and indirectly linked to the performance of the constituent commodities, and will depend on whether, and the extent to which, the underlying return is positive or negative. Trading in the constituent commodities is speculative and can be extremely volatile. Commodity prices are affected by a variety of factors, including weather, governmental programs and policies, national and international political, military, terrorist and economic events, changes in interest and exchange rates, and trading activities in commodities and related futures contracts. These factors may affect the level of the underlying asset and, therefore, the value of your Securities in varying ways. Different factors may cause the value of different commodities and the volatilities of their prices to move in inconsistent directions and at inconsistent rates.
♦	Fair value considerations.
♦	The issue price you pay for the Securities will exceed their estimated initial value — The issue price you pay for the Securities will exceed their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we will determine the estimated initial value of the Securities by reference to our internal pricing models and it will be set forth in the pricing supplement. The pricing models used to determine the estimated initial value of the Securities incorporate certain variables, including the level and volatility of the underlying asset, the volatility of the constituent commodities, prevailing interest rates, the term of the Securities and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Securities to you. Due to these factors, the estimated initial value of the Securities as of the trade date will be less than the issue price you pay for the Securities.
♦	The estimated initial value is a theoretical price; the actual price that you may be able to sell your Securities in any secondary market (if any) at any time after the trade date may differ from the estimated initial value —The value of your Securities at any time will vary based on many factors, including the factors described above and in “— Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain

3

assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Securities in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Securities determined by reference to our internal pricing models. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.
♦	Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Securities as of the trade date — We may determine the economic terms of the Securities, as well as hedge our obligations, at least in part, prior to pricing the Securities on the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Securities cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Securities as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Securities.
♦	Limited or no secondary market and secondary market price considerations.
♦	There may be little or no secondary market for the Securities — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Securities and may stop making a market at any time. If you are able to sell your Securities prior to maturity, you may have to sell them at a substantial loss. Furthermore, there can be no assurance that a secondary market for the Securities will develop. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.
♦	The price at which UBS Securities LLC and its affiliates may offer to buy the Securities in the secondary market (if any) may be greater than UBS’ valuation of the Securities at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Securities, UBS Securities LLC or its affiliates may offer to buy or sell such Securities at a price that exceeds (i) our valuation of the Securities at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Securities following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any). “Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Securities, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Securities. As described above, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Securities and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Financial Services Inc. and UBS Securities LLC reflect this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.
♦	Economic and market factors affecting the terms and market price of Securities prior to maturity — Because structured notes, including the Securities, can be thought of as having a debt component and a derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Securities at issuance and the market price of the Securities prior to maturity. These factors include the level of the underlying asset; the volatility of the underlying asset; the volatility of the constituent commodities; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the availability of comparable instruments; the creditworthiness of UBS; the then current bid-ask spread for the Securities. These and other factors are unpredictable and interrelated and may offset or magnify each other.
♦	Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC's and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Securities in any secondary market.
♦	Owning the Securities is not the same as owning the constituent commodities — Owning the Securities is not the same as owning the constituent commodities or investing in a collective investment vehicle that invests in the forgoing. For instance, you will not benefit from any positive underlying return in excess of an amount that, when multiplied by the upside gearing, exceeds the maximum gain. Furthermore, you will not have any rights with respect to any constituent commodity. Any amounts payable on your Securities will be made in cash and you will have no right to receive any of the constituent commodities or the corresponding physical commodities.
♦	The Securities do not offer direct exposure to commodity spot prices — The underlying asset is comprised of commodity futures contracts, not physical commodities (or their spot prices). The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the

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commodity and expectations concerning supply and demand for the commodity. The price movements of a futures contract are typically correlated with the movements of the spot price of the referenced commodity, but the correlation is generally imperfect and price moves in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the Securities may underperform a similar investment that is linked to commodity spot prices.
♦	There can be no assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether and the extent to which the level of the underlying asset will rise or fall and there can be no assurance that the final level of the underlying asset will be equal to or greater than the initial level or downside threshold. The final level of the underlying asset will be influenced by complex and interrelated political, economic, financial and other factors that affect the constituent commodities. You should be willing to accept the risks of investing in commodities futures contracts in general and the constituent commodities in particular, and the risk of losing a significant portion or all of your initial investment.
♦	The underlying asset reflects excess return of the constituent commodities, not total return — The return on your Securities is based on the performance of the underlying asset, which reflects the returns that are potentially available through an unleveraged investment in the constituent commodities. It does not reflect returns that could be earned on funds committed to the trading of the constituent commodities or the physical commodities (or their spot prices). The return on your Securities will not include a total return feature or interest component that may be applicable to such a fund.
♦	Suspensions or disruptions of market trading in the commodity futures markets may adversely affect the value of the Securities — Commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some non-U.S. futures exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the level of the underlying asset and, therefore, the value of the Securities and the payment at maturity, if any.
♦	Higher future prices of the constituent commodities relative to their current prices will affect the market value of the Securities — The underlying asset is comprised of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the exchange-traded futures contracts that comprise the underlying asset approach expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October is replaced by a contract for delivery in November. This process is referred to as “rolling.” If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield.” The market is in “contango” when the prices of contracts are higher in the distant delivery months than in the nearer delivery months. The underlying asset offers continuous roll mechanics for each constituent commodity. The existence of contango in the commodity markets could also result in negative “roll yields,” which could adversely affect the level of the underlying asset and, accordingly, adversely affect the market value of the Securities and the payment at maturity, if any.
♦	The Securities are not regulated by the CFTC — Unlike an investment in the Securities, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be regulated as a commodity pool and its operator may be required to be registered with and regulated by the Commodity Futures Trading Commission (the “CFTC”) as a “commodity pool operator.” Because the Securities are not interests in a commodity pool, the Securities will not be regulated by the CFTC as a commodity pool, UBS will not be registered with the CFTC as a “commodity pool operator” and you will not benefit from the CFTC’s or any non-U.S. regulatory authority’s regulatory protections afforded to persons who trade in futures contracts or who invest in regulated commodity pools.
♦	The underlying asset will include futures contracts on non-U.S. exchanges that are less regulated than U.S. markets and are subject to risks that do not always apply to the U.S. markets — The underlying asset will include futures contracts on physical commodities on exchanges located outside the U.S.. You should be aware that investments in securities linked to the value of non-U.S. commodity contracts involve particular risks. The regulations of the CFTC do not apply to trading on non-U.S. exchanges, and trading on non-U.S. exchanges may involve different and greater risks than trading on U.S. exchanges. Certain non-U.S. markets may be more susceptible to disruption than U.S. exchanges due to the lack of a government-regulated clearinghouse system. Trading on non-U.S. exchanges also involves certain other risks that are not applicable to trading on U.S. exchanges. Those risks include varying exchange rates, exchange controls, expropriation, burdensome or confiscatory taxation, moratoriums and political or diplomatic events. It is possible that the non-U.S. country or exchange may not have laws or regulations which adequately protect the rights and interests of investors in the underlying asset.
♦	The underlying asset may in the future include contracts that are not traded on regulated futures exchanges — The underlying asset was originally based solely on futures contracts traded on regulated futures exchanges (referred to in the U.S. as “designated contract markets”). At present, the underlying asset is comprised exclusively of regulated futures contracts. As described below, however, the underlying asset may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation. As a result, trading in such contracts and the manner in which prices and volumes are reported by the relevant trading facilities may not be subject to the provisions of and the protections afforded by the U.S. Commodity Exchange Act or other applicable statutes and related regulations that govern trading on regulated U.S. futures exchanges or similar statutes and regulations that govern trading on regulated U.K. futures exchanges. In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories. As a result, the trading of contracts on such facilities and the inclusion of such contracts in the underlying asset may

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be subject to certain risks not presented by U.S. or U.K. exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.
♦	Although the underlying asset has contracts on the same commodities that comprise the Bloomberg Commodity IndexSM, its level and returns will differ from those of the Bloomberg Commodity IndexSM — The underlying asset to which your Securities are linked is a three month forward version of the Bloomberg Commodity IndexSM. The underlying asset is calculated on an excess return basis – as described under “The underlying asset reflects excess return of the constituent commodities, not total return” – using the same methodology as the Bloomberg Commodity IndexSM except that that the constituent commodities used to calculate the underlying asset are advanced, as compared to the Bloomberg Commodity IndexSM, such that the delivery months for the designated contracts included in the underlying asset are three months later than those of the corresponding designated contracts used in the Bloomberg Commodity IndexSM, as explained under “Information About the Underlying Asset” herein. Since one component of the value of a commodity contract is the period remaining until its expiration, this difference is likely to produce different values for the underlying asset and the Bloomberg Commodity IndexSM at any given time and, therefore, may produce differing underlying returns. The differences between the rolling rules for the underlying asset and those for the Bloomberg Commodity IndexSM means that the returns on the underlying asset will differ from the return on the Bloomberg Commodity IndexSM, and may be less than the return you would have received if you invested in Securities that were linked to the Bloomberg Commodity IndexSM. There can be no assurance that the three month forward contract expirations used in the underlying asset will result in better performance of the underlying asset as compared to the Bloomberg Commodity IndexSM, and such performance may be materially worse.
♦	The index sponsor may be required to replace a designated contract if the existing commodities contract is terminated or replaced — A commodity contract known as a “designated contract” has been selected as the reference contract for each of the physical commodities of the underlying asset. Data concerning this designated contract will be used to calculate the underlying asset. If a designated contract were to be terminated or replaced in accordance with the rules described under “Information About the Underlying Asset” herein, a comparable commodity contract may be selected by the index sponsor, if available, to replace that designated contract. The termination or replacement of any designated contract may have an adverse impact on the level of the underlying asset.
♦	Data sourcing and calculation risks associated with the underlying asset may adversely affect the market price of the Securities — Because the Securities are linked to the underlying asset, which is composed of exchange-traded futures contracts only on commodities, it will be less diversified than other funds or investment portfolios investing in a broader range of products and, therefore, could experience greater volatility. Additionally, the annual composition of the underlying asset will be recalculated in reliance upon historic price, liquidity and production data that are subject to potential errors in data sources or other errors that may affect the weighting of the constituent commodities. Any discrepancies that require revision are not applied retroactively but will be reflected in the weighting calculations of the underlying asset for the following period. Additionally, the index sponsor (as defined under “Information about the Underlying Asset”) may not discover every discrepancy.
♦	The weightings for the underlying asset are determined by the index sponsor under the supervision of the Index Oversight Committee, which has a discretion in exercising its supervisory duties with respect to material changes to the underlying asset — The composition of the underlying asset is rebalanced by the index sponsor each year under the supervision of the index oversight committee. The index sponsor also has discretion to make changes to the composition of the underlying asset, or changes in the manner or timing of the publication at any time during the year if the index sponsor deems the changes necessary in the light of factors that include, but are not limited to (i) changes in liquidity of the constituent commodities that are included in the underlying asset or (ii) changes in legal, regulatory, sourcing or licensing matters relating to publication or replication of the underlying asset. In particular, without limitation, the index sponsor’s access and rights to use data in connection with calculating, publishing and licensing the underlying asset remain subject to the ongoing consent of the sources of such data (including, without limitation, exchanges), which consent can be revoked at any time. Further, the sources of such data reserve the right to revise the terms and conditions of access and use of their data upon notice to the index sponsor. The index sponsor has reserved the right to modify the composition of the underlying asset on as as-needed basis to minimize the impact of any loss of access to or revised terms of use with respect to such source data on the underlying asset. However, any material deviations or changes from established procedures are subject to review by the index oversight committee.
♦	The return on the Securities will not be adjusted by the calculation agent to compensate for changes in exchange rates that might affect the constituent commodities that are quoted in non-U.S. currencies — Although some of the constituent commodities are traded in currencies other than U.S. dollars and the Securities are denominated in U.S. dollars, the payment at maturity will not be adjusted by the calculation agent to compensate for exchange rate fluctuations between the U.S. dollar and each of the other currencies in which the constituent commodities are quoted. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Securities, you will not receive any additional payment or incur any reduction in the payment at maturity on the Securities. However, given that the underlying asset is denominated in U.S. dollars, any decline in the applicable non-U.S. currencies relative to the U.S. dollar could negatively impact the value of the underlying asset if the index sponsor makes adjustments for constituent commodities quoted in a currency other than U.S. dollars when calculating the underlying asset levels. In addition to this currency exchange rate risk inherent in the calculation of the underlying asset, changes in exchange rates may reflect changes in various non-U.S. economies that in turn may affect the return on the Securities. The payment at maturity we pay in respect of the Securities will be based solely upon the underlying return calculated on the final valuation date.
♦	Potential UBS impact on price — Trading and/or transactions by UBS or its affiliates in the constituent commodities, listed and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying asset, any constituent, commodity or related physical commodity may adversely affect the performance and, therefore, the market value and the amount payable at maturity, if any, of the Securities.
♦	The calculation agent can postpone the determination of the initial level and the final level if a market disruption event occurs on the trade date or the final valuation date — If the calculation agent determines that a market disruption event has occurred or is continuing on the trade date or the final valuation date, the trade date or the final valuation date, as the case may be,

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will be postponed until the first business day on which no market disruption event occurs or is continuing. If such a postponement occurs, then the calculation agent will determine the closing level of the underlying asset on the first business day on which no market disruption event occurs or is continuing. In no event, however, will the trade date or the final valuation date for the Securities be postponed by more than eight business days. As a result, the applicable settlement date or maturity date for the Securities could also be postponed. If the trade date or the final valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that last day will nevertheless be the trade date or the final valuation date, as applicable, and the closing level of the underlying asset will be determined by the calculation agent in the manner described in “Market Disruption Events” herein.
♦	Potential conflict of interest — As described further under “Information About the Underlying Asset” herein, UBS and its affiliates may engage in business relating to the constituent commodities or related physical commodities, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. As described below, the calculation agent can postpone the determination of the terms of the Securities on the trade date and the final level on the final valuation date, if a market disruption event occurs and is continuing on that day. As UBS determines the economic terms of the Securities, including the maximum gain, upside gearing and downside threshold and such terms include the underwriting discount, hedging costs, issuance costs and projected profits, the Securities represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.
♦	The Securities may be terminated early if the calculation agent determines that a change in law event has occurred — If the calculation agent determines that a change in law event, as described in the section “Early Termination following a Change in Law” herein, has occurred, the Securities may be deemed to have terminated early upon the occurrence of such event. Following the occurrence of a change in law event on or before the maturity date where the calculation agent determines the Securities will terminate early, the calculation agent will, in good faith, using commercially reasonable methods, determine the early termination payment payable to you on the Securities, which will equal the economic value of the Securities. No other amounts will be due to you under the Securities. In determining the early termination payment, the calculation agent may consider any relevant information, including, without limitation, relevant rates, prices, yields, volatilities, spreads, correlations or other relevant market data from internal sources or otherwise. The economic value of the Securities and the early termination payment following the occurrence of a change in law event could be substantially less than the principal amount (and could be zero) and therefore you could lose some or all of your initial investment. See “Early Termination following a Change in Law” herein.
♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying asset to which the Securities are linked.
♦	The Securities are not bank deposits — An investment in the Securities carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The Securities have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.
♦	Under certain circumstances, the Swiss Financial Market Supervisory Authority (“FINMA”) has the power to take actions that may adversely affect the Securities — Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS's assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS's debt and/or other obligations, including its obligations under the Securities, into equity, and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Securities. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the Securities and/or the ability of UBS to make payments thereunder.
♦	Dealer incentives — UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay a total underwriting compensation in an amount equal to the underwriting discount listed on the cover hereof per Security to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities. Given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Securities in the secondary market.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your tax situation. See “What are the Tax Consequences of the Securities” herein and “Supplemental U.S. Tax Considerations” in the GEARS Strategies product supplement.

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Hypothetical Examples and Return Table of the Securities at Maturity

The below examples and table are based on hypothetical terms. The actual terms will be set on the trade date and will be indicated on the cover of the applicable pricing supplement.

The examples and table below illustrate the Payment at Maturity for a $10 Security on a hypothetical offering of the Securities, with the following assumptions (amounts may have been rounded for ease of analysis):

Term:	Approximately 3 years

Initial Level:	200.0000

Downside Threshold:	160.0000 (80% of the Initial Level)

Upside Gearing:	2.0

Maximum Gain:	27%

Range of Underlying Return:	-100% to 40%

Example 1: The Underlying Return is 11%.

Because the underlying return is positive, and when multiplied by the upside gearing, is less than the maximum gain, the payment at maturity per Security will be calculated as follows:

$10 × (1 + the lesser of (a) 11% × 2.00 and (b) 27%)
= $10 x (1 + 22%)
= $12.20 per Security (a 22% total return).

Example 2: The Underlying Return is 20%.

Because the underlying return is positive, and when multiplied by the upside gearing, is greater than the maximum gain, the payment at maturity per Security will be calculated as follows:

$10 × (1 + the lesser of (a) 20% × 2.00 and (b) 27%)
= $10 x (1 + 27%)
= $12.70 per Security (a 27% total return).

Example 3: The Underlying Return is -15% and the Final Level is equal to or greater than the Downside Threshold.

Because the underlying return is negative and the final level is equal to or greater than the downside threshold, the payment at maturity per Security will be equal to the principal amount, $10 (a 0% percent total return).

Example 4: The Underlying Return is -60% and the Final Level is less than the Downside Threshold.

Because the underlying return is negative and the final level is less than the downside threshold, the payment at maturity per Security will be less than the principal amount, if anything, calculated as follows:

$10 × (1 + -60%)
= $10 × 0.4
= $4 per Security (a 60% loss).

In this scenario, you will suffer a percentage loss on your initial investment in an amount that is equal to the underlying return.

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Underlying Asset		Payment and Return at Maturity
Final Level	Underlying Return	Payment at Maturity	Security Total Return at Maturity
280.0000	40.00%	$12.70	27.00%
260.0000	30.00%	$12.70	27.00%
240.0000	20.00%	$12.70	27.00%
227.0000	13.50%	$12.70	27.00%
220.0000	10.00%	$12.00	20.00%
210.0000	5.00%	$10.00	10.00%
200.0000	0.00%	$10.00	0.00%
180.0000	-10.00%	$10.00	0.00%
170.0000	-15.00%	$10.00	0.00%
160.0000	-20.00%	$10.00	0.00%
140.0000	-30.00%	$7.00	-30.00%
120.0000	-40.00%	$6.00	-40.00%
100.0000	-50.00%	$5.00	-50.00%
80.0000	-60.00%	$4.00	-60.00%
60.0000	-70.00%	$3.00	-70.00%
40.0000	-80.00%	$2.00	-80.00%
20.0000	-90.00%	$1.00	-90.00%
0.0000	-100.00%	$0.00	-100.00%

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Information About the Underlying Asset

We have derived all information regarding the Bloomberg Commodity Index 3 Month ForwardSM contained in this document, including without limitation, its make-up, method of calculation and changes in its components from publicly available information. A summary of the Bloomberg Commodity Index 3 Month ForwardSM methodology is contained in the Bloomberg Commodity IndexSM methodology (a document considered proprietary to Bloomberg Finance L.P. (the “index sponsor” or “Bloomberg Finance”) and available at bloombergindices.com/bloomberg-commodity-index-family) (the “Bloomberg Commodity IndexSM Methodology”).

Included on the following pages is a brief description of the underlying asset. Set forth below is a table that provides the quarterly closing high and quarterly closing low for the underlying asset. We obtained the closing level information set forth below from Bloomberg Professional® service (“Bloomberg Professional”) without independent verification. You should not take the historical levels of the underlying asset as an indication of future performance.

Bloomberg Commodity Index 3 Month ForwardSM

The Bloomberg Commodity Index 3 Month ForwardSM follows the same methodology as the Bloomberg Commodity IndexSM (the “Bloomberg Commodity Index”), except that it provides exposure to commodities by tracking longer-dated commodity futures contracts. For information on the Bloomberg Commodity Index, see the sub-section entitled “— Bloomberg Commodity IndexSM” below.

The Bloomberg Commodity Index and the Bloomberg Commodity Index 3 Month ForwardSM are each composed of commodity futures contracts specifying a certain date for the delivery of the underlying physical commodity that are replaced by similar contracts with later expirations as they approach expiration, making each index a rolling index. The rolling of the futures positions takes place pursuant to a pre-determined contract schedule. The Bloomberg Commodity Index 3 Month ForwardSM is different from the Bloomberg Commodity Index in that it tracks the futures contracts that the Bloomberg Commodity Index would track in three months’ time. For example, if in January, the Bloomberg Commodity Index will track a futures contract expiring in February but in April will track the June contract, the Bloomberg Commodity Index 3 Month ForwardSM will track that June contract in January.

The Bloomberg Commodity Index 3 Month ForwardSM is calculated, maintained and published by Bloomberg. The Bloomberg Commodity Index 3 Month ForwardSM is published by Bloomberg under the ticker symbol “BCOMF3” <Index>.

Bloomberg Commodity IndexSM

The following is a description of the Bloomberg Commodity Index, including, without limitation, its make-up, method of calculation and changes in its components. The information in this description has been taken from (i) publicly available sources and (ii) the Bloomberg Commodity IndexSM Methodology. Such information reflects the policies of, and is subject to change at any time by, Bloomberg. UBS has not independently verified information from publicly available sources described above in clause (i).

Bloomberg and the Benchmark Oversight Committee, Index Operating Subcommittee and Index Advisory Council and the members thereof have no obligation to consider your interests as a holder of the Securities. Bloomberg has no obligation to continue to publish the Bloomberg Commodity Index, and may discontinue publication of the Bloomberg Commodity Index at any time in their sole discretion.

Overview

The Bloomberg Commodity IndexSM is a proprietary index that AIG International, Inc. developed and that Bloomberg Finance calculates. The Bloomberg Commodity IndexSM was acquired by UBS in May 2009, at which time UBS and Dow Jones entered into an agreement to jointly market the Bloomberg Commodity IndexSM. Prior to July 1, 2014, the Bloomberg Commodity IndexSM was referred to as the Dow Jones-UBS Commodity Index. Material changes or amendments to this methodology are subject to approval by the Bloomberg Index Oversight Committee in consultation, if practicable, with UBS Securities LLC and its affiliates, except during periods of extraordinary circumstances such as during a market emergency. Questions and issues relating to the application and interpretation of terms contained in this summary generally and calculations during periods of extraordinary circumstances in particular will be resolved or determined by Bloomberg Finance in consultation, if practicable, with UBS Securities LLC and its affiliates.

UBS and its affiliates actively trade futures contracts and options on futures contracts on the commodities that underlie the Bloomberg Commodity IndexSM, as well as commodities, including commodities included in the Bloomberg Commodity IndexSM. UBS and its affiliates also actively enter into or trade and market securities, swaps, options, derivatives and related instruments which are linked to the performance of commodities or are linked to the performance of the Bloomberg Commodity IndexSM. Certain of UBS’ affiliates may underwrite or issue other securities or financial instruments indexed to the Bloomberg Commodity IndexSM and related indices, and UBS Securities LLC and Bloomberg Finance and their affiliates may license the Bloomberg Commodity IndexSM for publication or for use by unaffiliated third parties. These activities could present conflicts of interest and could affect the level of the Bloomberg Commodity IndexSM. For instance, a market maker in a financial instrument linked to the performance of the Bloomberg Commodity IndexSM may expect to hedge some or all of its position in that financial instrument. Purchase (or selling) activity in the underlying Bloomberg Commodity IndexSM components in order to hedge the market maker’s position in the financial instrument may affect the market price of the futures contracts included in the Bloomberg Commodity IndexSM, which in turn may affect the value of the Bloomberg Commodity IndexSM. With respect to any of the activities described above, none of UBS Securities LLC, Bloomberg Finance or their respective affiliates has any obligation to take the needs of any buyers, sellers or holders of the Securities into consideration at any time.

Four Main Principles Guiding the Creation of the Bloomberg Commodity IndexSM

The Bloomberg Commodity IndexSM was designed using the four main principles of: (i) Economic Significance, (ii) Diversification, (iii) Continuity and (iv) Liquidity.

These principles represent goals of the Bloomberg Commodity IndexSM and its creators, and there can be no assurance that these goals will be reached by either Bloomberg Finance or UBS Securities LLC.

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Commodities Available for Inclusion in the Bloomberg Commodity IndexSM

The commodities that have been selected for possible inclusion in the Bloomberg Commodity IndexSM are believed by Bloomberg Finance to be sufficiently significant to the world economy and tradeable through a qualifying related futures contract (a “Designated Contract”).

Historically, with the exception of several London Metal Exchange (“LME”) contracts and contracts for Brent crude oil, through and including the composition of the Index for 2017, Bloomberg Finance has chosen for each commodity at least one Designated Contract that is traded on a U.S. exchange. The Oversight Committee has noted that it is possible that Bloomberg Finance will in the future select more than one Designated Contract for additional commodities or may select Designated Contracts that are traded outside of the United States or in currencies other than the U.S. Dollar. This selection process is subject to review by the Oversight Committee and if practicable, input from the Index Advisory Council. Data concerning this Designated Contract will be used to calculate the Bloomberg Commodity IndexSM. The termination or replacement of a futures contract on an established exchange occurs infrequently; if a Designated Contract were to be terminated or replaced, a comparable futures contract would be selected, if available, to replace that Designated Contract.

The twenty-four potential commodities (twenty-six potential Designated Contracts) that may be included in the Bloomberg Commodity IndexSM in a given year currently are aluminum, cocoa, coffee, copper, corn, cotton, crude oil (WTI and Brent), gold, ULS diesel, lead, lean hogs, live cattle, natural gas, nickel, platinum, silver, soybean meal, soybean oil, soybeans, sugar, tin, unleaded gasoline, wheat (Soft and Hard Red Winter) and zinc.

Commodity Groups

For purposes of applying the diversification rules discussed below, the commodities available for inclusion in the Bloomberg Commodity IndexSM are assigned to Commodity Groups. The Commodity Groups currently include Energy, Precious Metals, Industrial Metals, Livestock, Grains and Softs.

Determination of Relative Weightings

The relative weightings of the Designated Contracts included in the Bloomberg Commodity IndexSM are determined annually according to both liquidity and U.S.-dollar-adjusted value of production data in 2⁄3 and 1⁄3 shares, respectively. For each Designated Contract designated for potential inclusion in the Bloomberg Commodity IndexSM, liquidity is measured by the Commodity Liquidity Percentage (“CLP”) and production by the Commodity Production Percentage (“CPP”). The CLP for each commodity is determined by taking a five-year average of the product of trading volume, and the historic dollar value of the Designated Contract for that commodity, and the number of units per contract for each Designated Contract and dividing the result by the sum of such products for all commodities which were designated for potential inclusion in the applicable index. The CPP is determined for each commodity by taking a five-year average of annual world production figures, adjusted by the historic dollar value of the Designated Contract, and dividing the result by the sum of such production figures for all the commodities which were designated for potential inclusion in the applicable index. The CLP and the CPP are then combined (using a ratio of 2:1) to establish the Interim Commodity Index Percentage (“ICIP”) for each commodity. This ICIP is then adjusted in accordance with certain diversification rules in order to determine the commodities which will be included in each index (the “Index Commodities”) and their respective percentage weights. Any potential Designated Contract with an ICIP of less than 0.4% (the “ICIP Threshold”) will instead have its ICIP set to 0.0% and will not be included in the Bloomberg Commodity IndexSM for the relevant year.

A “Bloomberg Business Day” means a day on which the sum of the ICIPs for the Index Commodities that are open for trading is greater than 50%.

Target Weightings

The 2018 target weightings for the Bloomberg Commodity Index, effective as of January 2018, are available at bloombergindicies.com/Bloomberg-commodity-index-family. Of the twenty-four potential commodities, only lead, cocoa, platinum and tin failed to meet the ICIP Threshold and were excluded for 2018.

The Bloomberg Commodity IndexSM is a Rolling Index

The Bloomberg Commodity IndexSM is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for the delivery of the underlying physical commodity. In order to avoid delivering the underlying physical commodities and to maintain exposure to the underlying physical commodities, periodically futures contracts on physical commodities specifying delivery on a nearby date must be sold and futures contracts on physical commodities that have not yet reached the delivery period must be purchased. The rollover for each contract occurs over a period of five Bloomberg Business Days each month according to a pre-determined schedule. This process is known as “rolling” a futures position. The Bloomberg Commodity IndexSM is a “rolling index”.

Disclaimer

The Bloomberg Commodity IndexesSM is a product of Bloomberg and has been licensed for use. “Bloomberg®”, “Bloomberg Commodity IndexSM” and “Bloomberg Commodity Index 3 Month ForwardSM” are service marks of Bloomberg and its affiliates (collectively, “Bloomberg”) and have been licensed for use for certain purposes by UBS. “UBS” is a registered trademark of UBS AG (“UBS AG”).

The Securities are not sponsored, endorsed, sold or promoted by Bloomberg. None of Bloomberg, UBS AG, UBS Securities LLC or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparties to the Securities or any member of the public regarding the advisability of investing in securities or commodities generally or in the Securities particularly. The only relationship of Bloomberg to UBS is the licensing of certain trademarks, trade names and service marks and of the Bloomberg Commodity IndexSM and Bloomberg Commodity Index 3 Month ForwardSM, which are determined, composed and calculated by Bloomberg on behalf of UBS without regard to the Securities. Bloomberg and UBS have no obligation to take the needs of the owners of the Securities into consideration in determining, composing or calculating the Bloomberg Commodity IndexSM. Bloomberg is not responsible for, nor has it participated in the determination of, the timing of, prices at, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities are to be converted into cash. Bloomberg shall not have any obligation or liability, including, without limitation, to holders of the Securites, in connection with the administration, marketing or trading of the Securities. UBS AG, UBS Securities LLC and their subsidiaries and affiliates actively trade commodities, commodity indexes and commodity futures (including the Bloomberg Commodity IndexSM and Bloomberg Commodity Index 3 Month ForwardSM), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indexes and commodity futures. It is possible that this trading activity will affect the value of the Bloomberg Commodity IndexSM, Bloomberg Commodity Index 3 Month ForwardSM and the Securities. This document relates only to the Securities and does not relate to the exchange traded physical commodities underlying any of the Bloomberg Commodity IndexSM or Bloomberg Commodity Index 3 Month ForwardSM components.

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This document relates only to the Securities and does not relate to the exchange-traded physical commodities underlying any of the Bloomberg Commodity IndexSM components. Purchasers of the Securities should not conclude that the inclusion of a futures contract in the Bloomberg Commodity IndexSM is any form of investment recommendation of the futures contract or the underlying exchange-traded physical commodity by Bloomberg, UBS AG, UBS Securities LLC or any of their subsidiaries or affiliates. The information in this regarding the Bloomberg Commodity IndexSM components has been derived solely from publicly available documents. None of Bloomberg, UBS AG, UBS Securities LLC or any of their subsidiaries or affiliates has made any due diligence inquiries with respect to the Bloomberg Commodity IndexSM components in connection with the Securities.

Bloomberg does not make any representation that these publicly available documents or any other publicly available information regarding the Bloomberg Commodity IndexSM components, including without limitation a description of factors that affect the prices of such components, are accurate or complete.

NEITHER BLOOMBERG, OR UBS SECURITIES LLC OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES OTHER THAN UBS AG GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE BLOOMBERG COMMODITY INDEXSM, Bloomberg Commodity Index 3 Month ForwardSM OR ANY DATA RELATED THERETO AND NEITHER BLOOMBERG, UBS SECURITIES LLC OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES OTHER THAN UBS AG SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. NONE OF BLOOMBERG, UBS AG, UBS SECURITIES LLC OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY OWNERS OF THE SECURITIES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE BLOOMBERG COMMODITY INDEXSM, Bloomberg Commodity Index 3 Month ForwardSM OR ANY DATA RELATED THERETO. NONE OF BLOOMBERG, OR UBS SECURITIES LLC OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES OTHER THAN UBS AG MAKES ANY EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE BLOOMBERG COMMODITY INDEXSM, Bloomberg Commodity Index 3 Month ForwardSM OR ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, TO THE MAXIMUM EXTENT ALLOWED BY LAW, BLOOMBERG, ITS LICENSORS (INCLUDING UBS), AND ITS AND THEIR RESPECTIVE EMPLOYEES, CONTRACTORS, AGENTS, SUPPLIERS AND VENDORS SHALL HAVE NO LIABILITY OR RESPONSIBILITY WHATSOEVER FOR ANY INJURY OR DAMAGES—WHETHER DIRECT, INDIRECT, CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR OTHERWISE—ARISING IN CONNECTION WITH THE BLOOMBERG COMMODITY INDEXSM Bloomberg Commodity Index 3 Month ForwardSM OR ANY DATA OR VALUES RELATING THERETO—WHETHER ARISING FROM THEIR NEGLIGENCE OR OTHERWISE, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS AMONG BLOOMBERG AND UBS SECURITIES LLC, OTHER THAN UBS AG.

Historical Information

The following table sets forth the quarterly closing high and quarterly closing low closing levels for the Bloomberg Commodity Index 3 Month ForwardSM, based on the daily closing levels as reported by Bloomberg Professional, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg Professional. The closing level of the Bloomberg Commodity Index 3 Month ForwardSM on February 22, 2018 was 211.4790 (the” hypothetical initial level”). The actual initial level will be the closing level of the Bloomberg Commodity Index 3 Month ForwardSM on the trade date. Past performance of the Bloomberg Commodity Index 3 Month ForwardSM is not indicative of the future performance of the Bloomberg Commodity Index 3 Month ForwardSM.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/1/2014	3/31/2014	294.7895	266.9211	289.8347
4/1/2014	6/30/2014	298.7555	288.0007	292.4106
7/1/2014	9/30/2014	292.2190	260.3029	260.3029
10/1/2014	12/31/2014	263.0278	233.4797	233.4797
1/1/2015	3/31/2015	234.2812	218.0280	220.8278
4/1/2015	6/30/2015	235.1184	222.0076	228.9655
7/1/2015	9/30/2015	226.9656	190.5230	196.5639
10/1/2015	12/31/2015	204.1297	176.2809	179.4000
1/1/2016	3/31/2016	186.5224	167.3288	181.9568
4/1/2016	6/30/2016	206.1852	177.6667	204.1847
7/1/2016	9/30/2016	206.2456	189.9856	197.3733
10/1/2016	12/31/2016	203.9643	191.6405	202.2883
1/1/2017	3/31/2017	208.8275	196.5879	200.0838
4/1/2017	6/30/2017	202.7239	186.8073	194.1691
7/1/2017	9/30/2017	202.0801	192.5920	199.3969
10/1/2017	12/31/2017	208.7961	198.0121	208.7961
1/1/2018	2/22/2018*	214.2866	204.2916	211.4790

*	The above table only includes data through this date. Accordingly, the “Quarterly Closing High”, “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for this calendar quarter.

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The graph below illustrates the performance of the Bloomberg Commodity Index 3 Month ForwardSM from January 1, 2008 through February 22, 2018, based on information from Bloomberg Professional. The dotted line represents the hypothetical downside threshold of 169.1832, which is equal to 80% of the hypothetical initial level. The actual downside threshold will be determined on the trade date. Past performance of the Bloomberg Commodity Index 3 Month ForwardSM is not indicative of the future performance of the Bloomberg Commodity Index 3 Month ForwardSM.

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What Are the Tax Consequences of the Securities?

The U.S. federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” in the GEARS Strategies product supplement and discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Treasury Department (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possible with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Securities, and the following discussion is not binding on the IRS.

U.S. Tax Treatment. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Securities. Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid derivative contracts with respect to the underlying asset. If your Securities are so treated, you should generally recognize gain or loss upon the taxable disposition of your Securities. Such gain or loss should generally be long-term capital gain or loss if you have held your Securities for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less), in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. The deductibility of capital losses is subject to limitations.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Securities could differ materially and adversely from the treatment described above, as described further under “Supplemental U.S. Tax Considerations — Alternative Treatments” in the GEARS Strategies product supplement. The risk that the Securities may be recharacterized for U.S. federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash) and short-term capital gain or loss (even if held for more than one year), is higher than with other securities that provide any protection of principal.

Furthermore, the IRS, for example, might assert that Section 1256 of the Code should apply to your Securities. If Section 1256 of the Code were to apply to your Securities, gain or loss recognized with respect to your Securities (or a portion of your Securities) would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the Securities. You would also be required to mark your Securities (or a portion of your Securities) to market at the end of each year (i.e., recognize income as if the Securities or the relevant portion of the Securities had been sold for fair market value). The IRS might also assert that the Securities should be recharacterized for U.S. federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash), or that you should be required to recognize taxable gain on any rebalancing of the underlying asset or rollover of, or change to, the constituent commodities.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Securities. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument similar to the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for U.S. federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” in the GEARS Strategies product supplement, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require U.S. taxpayers to report certain transactions (“Reportable Transactions”) on IRS Form 8886. An investment in the Securities or a sale of the Securities should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the Securities or a sale of the Securities to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of the Securities.

Notices 2015-73 and 2015-74. In 2015, IRS issued Notices 2015-73 and 2015-74 (the “Notices”), which require participants in certain “basket option contracts” and “basket contracts” or transactions substantially similar thereto, to disclose their participation in such transactions pursuant to Treasury Regulations section 1.6011-4. It is not entirely clear whether the Notices would apply to securities such as the Securities. Accordingly, any participant in the Securities may need to make an independent determination (which may differ from other participants’ determinations) regarding the applicability of the Notices to the Securities. Purchasers of Securities should contact their tax advisors regarding the potential applicability of the Notices to the Securities and if applicable, the associated filing requirements.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% Medicare tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married

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individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Securities.

Non-U.S. Holders. Subject to “FATCA”, discussed below, if you are a non-U.S. holder you should generally not be subject to U.S. withholding tax with respect to payments on your Securities or to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities if you comply with certain certification and identification requirements as to your foreign status (by providing us (and/or the applicable withholding agent) with a fully completed and duly executed applicable IRS Form W-8). Gain from the taxable disposition of a Security generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied, or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments” made on or after July 1, 2014, certain gross proceeds on a sale or disposition occurring after December 31, 2018, and certain foreign passthru payments made after December 31, 2018 (or, if later, the date that final regulations defining the term “foreign passthru payment” are published). If withholding is required, we (and/or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Securities through a non-U.S. entity) under the FATCA rules.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of securities similar to the Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Securities.

Both U.S. and non-U.S. holders are urged to consult your tax advisors concerning the application of U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Securities arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.

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Market Disruption Events

The calculation agent will determine the initial level based upon the closing level of the underlying asset on the trade date and the final level based upon the closing level of the underlying asset on the final valuation date. The date of determination of the initial level or the final level (in each case, the “determination date”) may be postponed, and thus the determination of the initial level or the final level (as the case may be) may be delayed, if the calculation agent determines that, on the relevant determination date, a market disruption event has occurred or is continuing. If such a postponement occurs, the calculation agent will determine the closing level of the underlying asset on the first trading day on which no market disruption event occurs or is continuing in accordance with the formula for and method of calculating the level of the underlying asset last in effect prior to such market disruption event, such determination to be made by reference to:

(i)	with respect to each constituent commodity that was not affected by a market disruption event on the originally scheduled determination date (an “unaffected constituent commodity”), the official settlement price or fixing level, as applicable, of such unaffected constituent commodity as of the originally scheduled determination date; and
(ii)	with respect to each constituent commodity that was affected by a market disruption event on the originally scheduled determination date (an “affected constituent commodity”), the official settlement price or fixing level, as applicable, of such affected constituent commodity as of the first trading day on which no market disruption event occurs or is continuing with respect to such affected constituent commodity.

Notwithstanding the occurrence of one or more of the events below, which may, as determined by the calculation agent, constitute a market disruption event, the calculation agent may waive its right to postpone a determination date, if it determines that one or more of the events described below has not and is not likely to materially impair its ability to determine the closing level of the underlying asset. In no event, however, will a determination date be postponed by more than eight trading days. If a determination date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that last day will nevertheless be a determination date and the closing level of the affected constituent commodity and, thereafter, the underlying asset will be determined by the calculation agent in accordance with the formula for and method of calculating the level of the underlying asset last in effect prior to the originally scheduled determination date, such determination to be made by reference to:

(i)	with respect to each unaffected constituent commodity, the official settlement price or fixing level, as applicable, of such unaffected constituent commodity as of the originally scheduled determination date,
(ii)	with respect to each affected constituent commodity for which an official settlement price or fixing level, as applicable, has been determined by the calculation agent, the applicable official settlement price or fixing level, as applicable, for such affected constituent commodity determined in the manner described above and
(iii)	with respect to each affected constituent commodity for which an official settlement price or fixing level, as applicable, could not be determined as described above, the calculation agent’s estimate of the official settlement price or fixing level, as applicable, of such affected constituent commodity that would have prevailed in the absence of the market disruption event.

Upon the delay of a determination date as set forth above, the calculation agent may delay any of the trade date, the settlement date, the final valuation date and the maturity date as it deems appropriate.

Any of the following will be a market disruption event with respect to the underlying asset, as determined by the calculation agent:

♦	a termination or suspension of, or material limitation or disruption in trading of any constituent commodities;
♦	a change in the settlement price of any constituent commodities by an amount equal to the maximum permitted price change from the previous day’s settlement price;
♦	the settlement price is not published for any individual constituent commodity;
♦	the occurrence of a material change in the formula for or the method of calculating the relevant settlement price of any constituent commodity;
♦	the level of the underlying asset is not published;
♦	in any other event, if the calculation agent determines that the event materially interferes with our ability or the ability of any of our affiliates to (1) maintain or unwind all or a material portion of a hedge with respect to the Securities that we or our affiliates have effected or may effect as described under “Use of Proceeds and Hedging” in the GEARS Strategies product supplement or (2) effect trading in the constituent commodities and instruments linked to the underlying asset generally; or
♦	the closure on any business day of any relevant exchange in respect of an constituent commodity, prior to its settled closing time.

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Early Termination following a Change in Law

If the calculation agent determines that a Change in Law Event (as defined below) has occurred, your Securities may be deemed to have terminated early upon the occurrence of such event. The date of such early termination shall be the “Early Termination Valuation Date” for the Securities. The following events shall be considered “Change in Law Events”:

(A)	The calculation agent determines that, on or after the trade date, due to the adoption of, or any change in, any applicable law, rule, regulation, order or custom (including without limitation any tax law); or
(B)	due to the promulgation of, or any change in, the interpretation, application, exercise or operation by any court, tribunal, regulatory authority, exchange or trading facility or any other relevant entity with competent jurisdiction of any applicable law, rule, regulation, procedure, order, decision or determination (including, without limitation, as implemented by the U.S. Commodity Futures Trading Commission or any exchange or trading facility), the calculation agent determines that it is illegal or contrary (or upon adoption, it will be illegal or contrary) to such law, rule, regulation, order, decision or determination for us to
(i)	issue, maintain or otherwise have outstanding these Securities; or
(ii)	purchase, sell, enter into, maintain, hold, acquire or dispose of our or our affiliates’ positions or contracts in securities, options, futures, derivatives, currencies or other instruments or arrangements (howsoever described), in each case necessary to hedge our obligations under these Securities (in a manner acceptable to us in the aggregate on a portfolio basis or incrementally on a trade by trade basis) (“hedge positions”). Hedge positions include, without limitation, hedge positions (in whole or in part) that are (or, but for the consequent disposal thereof, would be) in excess of any allowable position limit(s) in relation to any commodity or futures contract traded on any exchange(s) or other trading facility.

Following the occurrence of any Change in Law Event on or before the maturity date where the calculation agent determines these Securities will terminate early, the calculation agent shall, in good faith using commercially reasonable methods, determine the ”Early Termination Payment” on the Early Termination Valuation Date as an amount equal to the economic value of the Security.  No other amount will be due to you under these Securities following the payment of the Early Termination Payment. In determining the Early Termination Payment, the calculation agent may consider any relevant information, including, without limitation, information consisting of relevant market data in the relevant market(s) including, without limitation, relevant rates, prices, yields, volatilities (including volatilities observed in the inter-dealer volatility market for the underlying asset or the index that most closely resembles the underlying asset for which relevant volatility data is available), spreads, correlations or other relevant market data from internal sources (including any affiliates of the calculation agent) or otherwise.  Upon request, the calculation agent shall provide a summary of the calculation methodology and any inputs used to determine the economic value of the Security. The economic value of the Securities and the Early Termination Payment following the occurrence of a Change in Law Event could be substantially less than the principal amount (and could be zero) and therefore you could lose some or all of your initial investment.

17

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We will agree to sell to UBS Securities LLC and UBS Securities LLC will agree to purchase, all of the Securities at the issue price to the public less the underwriting discount indicated on the cover hereof. UBS Securities LLC will agree to resell all of the Securities to UBS Financial Services Inc. at a discount from the issue price to the public equal to the underwriting discount indicated on the cover hereof.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of the Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Securities in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Securities at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC or any affiliate's customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Securities immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Securities as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 12 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Securities and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “ — Limited or no secondary market and secondary market price considerations” herein.

Prohibition of Sales to EEA Retail Investors — The Securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Securities or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Securities or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

18

You should rely only on the information incorporated by reference or provided in this preliminary pricing supplement, the GEARS Strategies product supplement, the index supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Securities in any state where the offer is not permitted. You should not assume that the information in this preliminary pricing supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

Preliminary Pricing Supplement

Investment Description	i
Features	i
Key Dates	i
Security Offering	i
Additional Information about UBS and the Securities	ii
Investor Suitability	1
Preliminary Terms	2
Investment Timeline	2
Key Risks	3
Hypothetical Examples and Return Table of the Securities at Maturity	8
Information About the Underlying Asset	9
What are the Tax Consequences of the Securities?	14
Market Disruption Events	16
Early Termination following a Change in Law 1717	17
Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)	18

Product Supplement

Product Supplement Summary	PS-1
Payment at Maturity for the Securities	PS-1
Hypothetical Examples of How the Securities Perform	PS-16
Risk Factors	PS-24
General Terms of the Securities	PS-41
Payment at Maturity for the Securities	PS-41
Market Disruption Events	PS-49
Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset	PS-52
Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset	PS-56
Use of Proceeds and Hedging	PS-65
Supplemental U.S. Tax Considerations	PS-66
Certain ERISA Considerations	PS-74
Supplemental Plan of Distribution (Conflict of Interest)	PS-75

Index Supplement

Summary	IS-1
Underlying Indices And Underlying Index Publishers	IS-2
Dow Jones Industrial AverageTM	IS-2
NASDAQ-100 Index®	IS-4
Russell 2000® Index	IS-7
S&P 500® Index	IS-12
Commodity Indices	IS-17
Bloomberg Commodity IndexSM	IS-17
UBS Bloomberg Constant Maturity Commodity Index Excess Return	IS-24
Non-U.S. Indices	IS-29
EURO STOXX 50® Index	IS-29
FTSETM 100 Index	IS-31
Hang Seng China Enterprises Index	IS-35
MSCI Indexes	IS-38
MSCI-EAFE® Index	IS-38
MSCI® Emerging Markets IndexSM	IS-38
MSCI® Europe Index	IS-38

Prospectus

Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	5
Where You Can Find More Information	6
Presentation of Financial Information	7
Limitations on Enforcement of U.S. Laws Against UBS, Its Management and Others	7
UBS	8
Swiss Regulatory Powers	11
Use of Proceeds	12
Description of Debt Securities We May Offer	13
Description of Warrants We May Offer	33
Legal Ownership and Book-Entry Issuance	48
Considerations Relating to Indexed Securities	53
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	56
U.S. Tax Considerations	59
Tax Considerations Under the Laws of Switzerland	70
Benefit Plan Investor Considerations	72
Plan of Distribution	74
Conflicts of Interest	75
Validity of the Securities	76
Experts	76

$•

UBS AG Capped Trigger GEARS due on or about February 26, 2021

Preliminary Pricing Supplement dated February 23, 2018

(To Product Supplement dated May 2, 2016

Index Supplement dated April 29, 2016

and Prospectus dated April 29, 2016)

UBS Investment Bank

UBS Financial Services Inc.